Exhibit 4.4(a)

DEUTSCHE BANK AG

[INSERT BRANCH OFFICE THROUGH WHICH THE NOTE IS ISSUED, IF APPLICABLE]

[FORM OF FACE OF DEBT SECURITY]

FIXED RATE SENIOR REGISTERED NOTE

REGISTERED	CUSIP:
No. FXR	[PRINCIPAL AMOUNT]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

GLOBAL NOTES, SERIES A

Fixed Rate Senior Registered Note

Original Issue Date	[	]

Maturity Date	[	]

Specified Currency	[	]

If Specified Currency Other Than U.S. Dollars, Option to Elect Payment in U.S. Dollars	[N/A	]

Principal Amount	[	]

Aggregate Principal Amount	[	]

Minimum Denominations	[	]

Interest Rate	[	]

Interest Payment Date(s)	[	]

Interest Period(s)	[	]

Interest Accrual Date	[	]

Resolution Measures Provisions	[Applicable	][1]

Currency Early Redemption	[	]

Initial Redemption Date	[	]

Redemption Dates	[	]

Redemption Notice Period	[	]

Initial Redemption Percentage	[	]

Annual Redemption Percentage Reduction	[	]

Optional Repayment Date(s)	[	]

Applicability of Modified Payment Upon Acceleration or Redemption	[	]

If yes, state Issue Price	[	]

Original Yield to Maturity	[	]

Tax Redemption	[N/A	]

Payment of Additional Tax Amounts	[N/A	]

Other Provisions	[	]

[1]	Resolution Measures Provisions do not apply to further issuances of Notes with the same terms as Notes issued prior to January 1, 2015.

Deutsche Bank Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, if so specified, acting through the office specified on the front page of this Note, (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assignees, the amount in cash, or other property, as determined in accordance with the provisions set forth above, due with respect to [each Principal Amount specified above of the Aggregate Principal Amount]2 [the principal sum]3 specified above on the Maturity Date specified above (except to the extent previously redeemed or repaid) and to pay interest thereon at the Interest Rate per annum specified above from and including the Interest Accrual Date specified above until but excluding the date [the amount due with respect to]2 the principal amount is paid or duly made available for payment (except as provided below) weekly, monthly, quarterly, semi-annually or annually in arrears on the Interest Payment Dates specified above in each year commencing on the Interest Payment Date next succeeding the Interest Accrual Date specified above, and at maturity (or on any redemption or repayment date); provided, however, that if the Interest Accrual Date occurs between a Record Date, as defined below, and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date to the registered Holder of this Note on the Record Date with respect to such second Interest Payment Date.

Interest on this Note will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Interest Accrual Date, until but excluding the date [the amount due with respect to]2 the principal hereof has been paid or duly made available for payment (except as provided below). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the date one New York Business Day prior to such Interest Payment Date (as adjusted, if applicable) (each such date, a “Record Date”); provided, however, that any interest payable at maturity (or on any redemption or repayment date) will be payable to the person to whom the [amount due with respect to the]2 principal hereof shall be payable.

Payment of the [amount due with respect to the]2 principal, premium, if any, and any interest due at maturity (or on any redemption or repayment date) on this Note, unless this Note is denominated in a Specified Currency other than U.S. dollars and is to be paid in whole or in part in such Specified Currency, will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such

[2]	To be used for structured products
[3]	To be used for non-structured products

other paying agency as the Issuer may determine, in U.S. dollars. U.S. dollar payments of interest, other than interest due at maturity (or on any date of redemption or repayment), will be made by U.S. dollar check mailed to the address of the person entitled thereto as such address shall appear in the Note register. A Holder of U.S. $10,000,000 (or the equivalent in a Specified Currency) or more in aggregate principal amount of Notes having the same Interest Payment Date, the interest on which is payable in U.S. dollars, will be entitled to receive payments of interest, other than interest due at maturity (or on any date of redemption or repayment), by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date.

If this Note is denominated in a Specified Currency other than U.S. dollars, and the Holder does not elect (in whole or in part) to receive payment in U.S. dollars pursuant to the next succeeding paragraph, payments of the [amount due with respect to the]4 principal, premium, if any, and interest, if any, with regard to this Note will be made by wire transfer of immediately available funds to an account maintained by the Holder hereof with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable payment date; provided, that if such wire transfer instructions are not received, such payments will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register; and provided further that payment of the [amount due with respect to the]4 principal of this Note, any premium and the interest due at maturity (or on any redemption or repayment date), if any, will be made upon surrender of this Note at the office or agency referred to in the preceding paragraph.

If so indicated on the face hereof, the Holder of this Note, if denominated in a Specified Currency other than U.S. dollars, may elect to receive all or a portion of payments on this Note in U.S. dollars by transmitting a written request to the Paying Agent, at least ten Business Days prior to the Interest Payment Date, the Maturity Date or any redemption or repayment date, as the case may be. Such election shall remain in effect unless such request is revoked by written notice to the Paying Agent as to all or a portion of payments on this Note at least five Business Days prior to such Record Date, for payments of interest, or at least ten calendar days prior to the Maturity Date or any redemption or repayment date, for payments of the [amount due with respect to the]4 principal, as the case may be.

If the Holder elects to receive all or a portion of payments of the [amount due with respect to the]4 principal of, premium, if any, and interest, if any, on this Note, if denominated in a Specified Currency other than U.S. dollars, in U.S. dollars, the Exchange Rate Agent (as defined on the reverse hereof) will convert such payments into U.S. dollars. In the event of such an election, payment in respect of this Note will be based upon the exchange rate as determined by the Exchange Rate Agent based on the highest bid quotation in The City of New York received by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless such Exchange Rate Agent is an affiliate of the Issuer) for the purchase by the quoting dealer of the Specified

[4]	To be used for structured products

Currency for U.S. dollars for settlement on such payment date in the amount of the Specified Currency payable in the absence of such an election to such Holder and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, such payment will be made in the Specified Currency. All currency exchange costs will be borne by the Holder of this Note by deductions from such payments.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, acting on behalf of the Trustee, referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Senior Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

DATED: [ ]	DEUTSCHE BANK AG [INSERT BRANCH OFFICE THROUGH WHICH THE NOTE IS ISSUED, IF APPLICABLE]

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Senior Indenture.

DEUTSCHE BANK NATIONAL TRUST COMPANY on behalf of DEUTSCHE BANK TRUST COMPANY AMERICAS, as Authenticating Agent

By:
Authorized Officer

[FORM OF REVERSE OF SECURITY]

This Note is one of a duly authorized issue of Global Notes, Series A of the Issuer (the “Notes”). The Notes are issuable under a Senior Indenture, dated as of November 22, 2006, among the Issuer, Law Debenture Trust Company of New York, as trustee (the “Trustee,” which term includes any successor trustee under the Senior Indenture), and Deutsche Bank Trust Company Americas (“DBTCA”), as issuing agent, paying agent, authenticating agent and registrar (as supplemented by the First Supplemental Senior Indenture dated as of March 7, 2014 and the Second Supplemental Senior Indenture dated as of January 1, 2015 and as may be further amended or supplemented from time to time, the “Senior Indenture”), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed DBTCA acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes. The Trustee has appointed DBTCA as its authenticating agent (the “Authenticating Agent,” which term includes any additional or successor Authenticating Agent appointed by the Trustee) with respect to the Notes. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Senior Indenture. To the extent not inconsistent herewith, the terms of the Senior Indenture are hereby incorporated by reference herein.

Unless otherwise indicated on the face hereof, this Note will not be subject to any sinking fund and, unless otherwise indicated on the face hereof in accordance with the provisions of the following three paragraphs and except as set forth below, will not be redeemable or subject to repayment at the option of the Holder prior to maturity.

If so indicated on the face hereof, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof or on the Redemption Dates specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption (except as indicated below).

If this Note is subject to “Annual Redemption Percentage Reduction,” the Initial Redemption Percentage indicated on the face hereof will be reduced on each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified on the face hereof until the redemption price of this Note is 100% of the principal amount hereof, together with interest accrued and unpaid hereon to the date of redemption (except as provided below). Notice of redemption shall be mailed to the registered Holders of the Notes designated for redemption at their addresses as the same shall appear on the Note register not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, subject to all the conditions and provisions of the Senior Indenture. In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If so indicated on the face of this Note, this Note will be subject to repayment at the option of the Holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of the Minimum Denomination specified on the face of this Note (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the Holder hereof at a price equal to the amount to be repaid, calculated as set forth on the face of this Note, together with interest accrued and unpaid hereon to the date of repayment (except as provided below), provided that if this Note is issued with original issue discount, this Note will be repayable on the applicable Optional Repayment Date or Dates at the price(s) specified on the face hereof. For this Note to be repaid at the option of the Holder hereof, the Paying Agent must receive at its corporate trust office in the Borough of Manhattan, The City of New York, at least 15 but not more than 30 calendar days prior to the date of repayment, (i) this Note with the form entitled “Option to Elect Repayment” below duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States, setting forth the name of the Holder of this Note, the principal amount hereof, the certificate number of this Note or a description of this Note’s tenor and terms, the principal amount hereof to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the form entitled “Option to Elect Repayment” duly completed, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, that such telegram, telex, facsimile transmission or letter shall only be effective if this Note and form duly completed are received by the Paying Agent by the fifth Business Day after the date of that telegram, telex, facsimile transmission or letter. Unless otherwise indicated on the face of this Note, exercise of such repayment option by the Holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be. Unless indicated otherwise on the face hereof, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the calendar date indicated on the face hereof as the Interest Payment Date or the Maturity Date (or any redemption or repayment date) does not fall on a Business Day or where the Interest Payment Date or the Maturity Date (or any redemption or repayment date) is otherwise postponed according to the terms and procedures specified on the face hereof, payment of interest, premium, if any, or principal otherwise payable on such calendar date need not be made on such date, but may be made on the Interest Payment Date or the Maturity Date (or any redemption or repayment date) as postponed with the same force and effect as if made on the indicated calendar date, and no interest on such payment shall accrue for the period from and after the indicated calendar date to the Interest Payment Date or the Maturity Date (or any redemption or repayment date) as postponed.

This Note and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, except for debts required to be preferred by law.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and is issuable only in the minimum denominations set forth on the face hereof or any amount in excess thereof which is an integral multiple thereof.

DBTCA has been appointed registrar for the Notes, and DBTCA will maintain at its office in The City of New York, a register for the registration and transfer of Notes. This Note may be transferred at either the aforesaid New York office of DBTCA by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Trustee and the Authenticating Agent and duly executed by the registered Holder hereof in person or by the Holder’s attorney duly authorized in writing, and thereupon the Trustee or the Authenticating Agent shall authenticate and deliver in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that neither the Trustee nor the Authenticating Agent will be required to (i) register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) register the transfer of or exchange any Note if the Holder thereof has exercised his right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased, or (iii) register the transfer of or exchange Notes to the extent and during the period so provided in the Senior Indenture with respect to the redemption of Notes. Notes are exchangeable at said offices for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such registrations, exchanges and transfers of Notes will be free of service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Trustee and the Authenticating Agent and executed by the registered Holder in person or by the Holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee and the Authenticating Agent, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, in the case of any destroyed or lost or stolen Note, only upon receipt of evidence satisfactory to the Trustee, the Authenticating Agent and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Senior Indenture provides that (a) if an Event of Default due to the default in payment of principal, premium, if any, or interest, if any, on any series of debt securities issued under the Senior Indenture, including the series of Senior Global Notes of which this Note forms a part, or due to the default in the performance or breach of any other covenant or warranty of the

Issuer applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the Senior Indenture, shall have occurred and be continuing, either the Trustee or the Holders of not less than 33 1/3% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Senior Indenture applicable to all outstanding debt securities issued thereunder, including this Note, or due to certain events of bankruptcy, insolvency or reorganization of the Issuer, shall have occurred and be continuing, either the Trustee or the Holders of not less than 33 1/3% in aggregate principal amount of all outstanding debt securities issued under the Senior Indenture voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal, premium, if any, or interest, if any, on such debt securities) by the Holders of a majority in aggregate principal amount of the debt securities of all affected series then outstanding.

If the face hereof indicates that this Note is subject to “Modified Payment upon Acceleration or Redemption,” (i) in the event of redemption, repayment or acceleration of maturity, the amount declared to be due and payable as described in the preceding paragraph shall be equal to the sum of (a) the Issue Price (increased by any accruals of discount) or, in the event of any redemption by the Issuer (if applicable), the Issue Price (increased by any accruals of discount) multiplied by the Initial Redemption Percentage indicated on the face hereof (as adjusted by the Initial Redemption Percentage reduction, if applicable) and (b) any unpaid interest accrued from the Interest Accrual Date to the date of such redemption, repayment or acceleration of maturity, with the amount of original issue discount accrued being calculated using a constant yield method (as described in the next paragraph), (ii) for the purpose of any vote of securityholders taken pursuant to the Senior Indenture prior to the acceleration of payment of this Note, the principal amount hereof shall equal the amount that would be due and payable hereon, calculated as set forth in clause (i) above, if this Note were declared to be due and payable on the date of any such vote and (iii) for the purpose of any vote of securityholders taken pursuant to the Senior Indenture following the acceleration of payment of this Note, the principal amount hereof shall equal the amount of principal due and payable with respect to this Note, calculated as set forth in clause (i) above.

The constant yield shall be calculated using (i) a 30-day month, 360-day year convention, (ii) a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between Interest Payment Dates (with ratable accruals within a compounding period), and (iii) an assumption that the maturity will not be accelerated. If the period from the Original Issue Date to the first Interest Payment Date (the “initial period”) is shorter than the compounding period for this Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

If the face hereof indicates that this Note is subject to “Tax Redemption,” this Note may be redeemed, as a whole, at the option of the Issuer at any time prior to maturity, upon the giving of a Notice of redemption as described below, at a redemption price equal to 100% of the principal amount hereof, together with any accrued interest to the date fixed for redemption, except as otherwise provided above in the event of “Modified Payment upon Acceleration or Redemption,” if the Issuer determines that, as a result of any change in or amendment to the laws, or any regulations or rulings promulgated thereunder, of the Federal Republic of Germany, the United States, the jurisdiction of residence or incorporation of any successor corporation to the Issuer, or the jurisdiction of any issuing branch (each a “Relevant Jurisdiction”), or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the Trade Date hereof, the Issuer has or will become obligated to pay Additional Tax Amounts, as defined below, with respect to this Note as described below. Prior to the giving of any Notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred, and (ii) an opinion of independent legal counsel satisfactory to the Trustee to such effect based on such statement of facts; provided, that no such Notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Issuer would be obligated to pay such Additional Tax Amounts if a payment in respect of this Note were then due.

Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, which date and the applicable redemption price will be specified in the Notice.

Every net payment of the principal of and interest on this Note and any other amounts payable on this Note will be made without any withholding or deduction for or on account of any present or future taxes, duties or governmental charges of any nature whatsoever imposed, levied or collected by or on behalf of the Relevant Jurisdiction, or by or on behalf of any political subdivision or authority therein or thereof having the power to tax (“withholding taxes”) unless such deduction or withholding is required by law. In such event and if (but only if) the face hereof indicates that this Note is subject to “Payment of Additional Tax Amounts,” the Issuer will, subject to certain exceptions and limitations set forth below, pay such additional tax amounts (the “Additional Tax Amounts”) to the Beneficial Owner of this Note as may be necessary in order that every net payment of the principal of and interest on this Note and any other amounts payable on this Note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the Relevant Jurisdiction, or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in this Note to be then due and payable. The Issuer will not, however, make any payment of Additional Tax Amounts to any such Beneficial Owner for or on account of:

(a) any present or future tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between a Holder or Beneficial Owner of this Note and the Relevant Jurisdiction, other than the mere holding or beneficial ownership of this Note; (ii) the presentation by or on behalf of the Holder of this Note for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or (iii) a failure by the Holder or Beneficial Owner of this Note (or any financial institution through which the Holder or Beneficial Owner holds this Note or through which payment on this Note is made) to enter into an agreement described in Section 1471(b)(1) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise comply with Sections 1471 through 1474 of the Code or any regulations promulgated thereunder;

(b) any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

(c) any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of this Note;

(d) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, this Note, if such payment can be made without such withholding by at least one other Paying Agent;

(e) any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or Beneficial Owner of this Note to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the Holder or Beneficial Owner of this Note, if such compliance is required by statute or by regulation of the Relevant Jurisdiction or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(f) any combination of items listed above.

In addition, the Issuer shall not be required to make any payment of Additional Tax Amounts (i) with respect to any withholding taxes which are deducted or withheld pursuant to (A) European Council Directive 2003/48/EC or any other European Union Directive or Regulation implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or (B) any international treaty or understanding entered into for the purpose of facilitating cooperation in the reporting and collection of savings income and to which (x) the United States, and (y) the European Union or Germany is a party, or (C) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding; (ii) to the extent such deduction or withholding can be avoided or reduced if the Holder or Beneficial Owner of this Note makes a declaration of non-residence or other similar claim for exemption to the relevant tax authority or complies with any reasonable certification, documentation, information or other reporting requirement imposed by the relevant tax authority; provided, however, that the exclusion in this clause will not apply if the certification, information, documentation or other reporting requirement would be materially more onerous (in form, procedure or substance of information required to be disclosed) to the Holder or Beneficial Owner of this Note than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8 and W-9); or (iii) by or on behalf of a Holder that would have been able to avoid such withholding or deduction by presenting this Note or the relevant coupon to another Paying Agent in a member state of the European Union, nor shall the Issuer pay Additional Tax Amounts with respect to any payment on this Note to a Holder who is a fiduciary or partnership or other than the sole Beneficial Owner of such payment to the extent such payment would be required by the laws of the Relevant Jurisdiction (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a Beneficial Owner that would not have been entitled to the Additional Tax Amounts had such beneficiary, settlor, member or Beneficial Owner been the Holder of this Note.

Unless the face hereof indicates that this Note is not subject to the “Resolution Measures Provisions,” the terms and conditions set forth in the following paragraphs (a) – (k) shall apply to this Note, and by acquiring this Note, the Holder and each Beneficial Owner of this Note shall be bound by and shall be deemed to consent to the imposition of any Resolution Measure by the competent resolution authority.

(a)	Under the relevant resolution laws and regulations as applicable to the Issuer from time to time, this Note may be subject to the powers exercised by the competent resolution authority to:

(i)	write down, including write down to zero, the claims for payment of the principal amount, the interest amount, if any, or any other amount in respect of this Note;

(ii)	convert this Note into ordinary shares or other instruments qualifying as core equity tier one capital; and/or

(iii)	apply any other resolution measure, including, but not limited to, (A) any transfer of this Note to another entity, (B) the amendment of the terms and conditions of this Note or (C) the cancellation of this Note;

(each, a “Resolution Measure”).

For the avoidance of doubt, any non-payment by the Issuer arising out of any such Resolution Measure will not constitute a failure by the Issuer under the terms of this Note or the Senior Indenture to make a payment of principal of, interest on, or other amounts owing under this Note. If this Note provides for delivery of any property, any reference in the Senior Indenture and in this Note to payment by the Issuer under this Note shall be deemed to include the delivery of such property.

(b)	By its acquisition of this Note, the Holder and each Beneficial Owner of this Note shall be deemed irrevocably to have agreed:

(i)	to be bound by any Resolution Measure;

(ii)	that it will have no claim or other right against the Issuer arising out of any Resolution Measure; and

(iii)	that the imposition of any Resolution Measure will not constitute a default or an Event of Default under the Senior Indenture or for the purpose of the Trust Indenture Act of 1939 (including, without limitation, Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act of 1939).

(c)	The terms and conditions of this Note shall continue to apply in relation to the residual principal amount of, or outstanding amount payable in respect of, this Note, subject to any modification of the amount of interest payable, if any, to reflect the reduction of the principal amount, and any further modification of the terms that the competent resolution authority may decide in accordance with applicable laws and regulations relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the Federal Republic of Germany.

(d)	No repayment of any then-current principal amount of this Note or payment of interest or any other amount thereon (to the extent of the portion thereof affected by the imposition of a Resolution Measure) shall become due and payable after the imposition of any Resolution Measure by the competent resolution authority, unless such repayment or payment would be permitted to be made by the Issuer under the laws and regulations of the Federal Republic of Germany then applicable to the Issuer.

(e)	By its acquisition of this Note, the Holder and each Beneficial Owner of this Note waives, to the fullest extent permitted by the Trust Indenture Act of 1939 and applicable law, any and all claims against the Trustee or the Paying Agent for, agrees not to initiate a suit against the Trustee or the Paying Agent in respect of, and agrees that the Trustee and the Paying Agent shall not be liable for, any action that the Trustee or the Paying Agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to this Note.

(f)

Upon the imposition of a Resolution Measure by the competent resolution authority with respect to this Note, the Issuer shall provide a written notice directly to the Holder in accordance with Section 11.04 of the Senior Indenture as soon as practicable regarding such imposition of a Resolution Measure by a competent resolution authority for purposes of notifying the Holder of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee and the Paying Agent for information purposes, and the Trustee and the Paying Agent shall be entitled to rely, and will not be liable for relying, on the competent resolution authority and the Resolution Measure identified in such notice. Any delay or failure by the Issuer to give notice shall not affect the validity or enforceability of any Resolution Measure nor the effects thereof on this Note.

(g)	If this Note is called or being called for redemption by the Issuer or submitted or being submitted by the Holder for repurchase by the Issuer pursuant to the Holder’s option to require the Issuer to repurchase this Note, but the competent resolution authority has imposed a Resolution Measure with respect to this Note prior to the payment of the redemption or repurchase amount, the relevant redemption or repurchase notice, if any, shall be automatically rescinded and shall be of no force and effect, and no payment of the redemption or repurchase amount will be due and payable.

(h)	Upon the imposition of any Resolution Measure by the competent resolution authority, the Trustee shall not be required to take any further directions from the Holders of the Notes under Section 5.09 of the Senior Indenture, which section authorizes Holders of a majority in aggregate principal amount of the Notes at the time Outstanding to direct certain actions relating to the Notes, and if any such direction was previously given under Section 5.09 of the Senior Indenture to the Trustee by the Holders, it shall automatically cease to be effective, be null and void and have no further effect. The Senior Indenture shall impose no duties, obligations or liabilities upon the Trustee or the Agents whatsoever with respect to the imposition of any Resolution Measure by the competent resolution authority. The Trustee and the Agents shall be fully protected in acting or refraining from acting in accordance with a Resolution Measure. Notwithstanding the foregoing, if, following completion of the imposition of a Resolution Measure by the competent resolution authority, this Note remains outstanding, then the Trustee’s and the Paying Agent’s duties under the Senior Indenture shall remain applicable with respect to this Note following such completion to the extent that the Issuer, the Trustee and the Agents agree pursuant to a supplemental indenture, unless the Issuer, the Trustee and the Agents agree that a supplemental indenture is not necessary.

(i)	By the acquisition of this Note, the Holder and each Beneficial Owner of this Note shall be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to this Note and (ii) authorized, directed and requested the Depositary and any direct participant in the Depositary or other intermediary through which it holds this Note to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to this Note as it may be imposed, without any further action or direction on the part of the Holder of this Note, the Trustee or the Agents.

(j)	If the competent resolution authority imposes a Resolution Measure with respect to less than the total outstanding principal amount of the Notes, unless the Trustee or the Agents are otherwise instructed by the Issuer or the competent resolution authority, any cancellation, write-off or conversion into equity made in respect of the Notes pursuant to the Resolution Measure will be made on a substantially pro rata basis among the Notes of any series.

(k)	The Issuer’s obligations to indemnify the Trustee and the Agents in accordance with Sections 6.02 and 6.06 of the Senior Indenture shall survive the imposition of a Resolution Measure by the competent resolution authority with respect to this Note.

The Senior Indenture permits the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the Holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the Holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities or for other property or the cash value of the property (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or impair or affect the rights of any Holder to institute suit for the payment thereof or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the Holders of which is required for any such supplemental indenture. The Issuer and the Trustee may, without the consent of the Holder of this Note, conform the terms of this Note to the description thereof in the prospectus and prospectus supplements relating to the offering and sale of this Note.

Except as set forth below, if the principal of, premium, if any, or interest, if any, on this Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Issuer for making payments hereon due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Issuer will be entitled to satisfy its obligations to the Holder of this Note by making such payments in U.S. dollars (the “Substitute Currency”). The Substitute Currency will become the currency of payment on each payment date occurring after the last date on which the Specified Currency was available (the “Conversion Date”) but such Specified Currency will, at the Issuer’s election, resume being the currency of payment on the first such payment date preceded by 15 Business Days during which the circumstances which gave rise to the change of currency no longer prevail, in each case, as determined in good faith by the Issuer. The Substitute Currency amount to be paid by the Issuer to the Paying Agent and by the Paying Agent to the Holder of this Note with respect to such payment date will be the Currency Equivalent or Currency Unit Equivalent (each as defined below) of the Specified Currency as determined by the Exchange Rate Agent (as defined below), which such determination will be delivered in writing to the Paying Agent not later than the fifth Business Day prior to the applicable payment date, as of the Conversion Date, or, if later, the date most recently preceding the payment date in question on which such determination is possible of performance, but not more than 15 Business Days before such payment date. Such

Conversion Date or date preceding a payment date is referred to as the “Substitute Currency Valuation Date.” Any payment in a Substitute Currency under the circumstances described above will not constitute an Event of Default under this Note.

The “Currency Equivalent” will be determined by the Exchange Rate Agent as of each Substitute Currency Valuation Date and will be obtained by converting the Specified Currency (unless the Specified Currency is a currency unit) into the Substitute Currency at the Market Exchange Rate (as defined below) on the Substitute Currency Valuation Date.

The “Currency Unit Equivalent” will be determined by the Exchange Rate Agent as of each Substitute Currency Valuation Date and will be the sum obtained by adding together the results obtained by converting the Specified Amount of each initial Component Currency into the Substitute Currency at the Market Exchange Rate on the Substitute Currency Valuation Date for such Component Currency.

The “Component Currency” means any currency which, on the Conversion Date, was a component currency of the relevant currency unit.

The term “Market Exchange Rate” means, as of any date, for any Specified Currency (including any currency unit), the noon buying rate for such currency in New York City for cable transfers payable in foreign currencies, as reported by the Federal Reserve Bank of New York. If the Market Exchange Rate is not available for any reason with respect to one or more currencies or currency units for which an exchange rate is required, the Exchange Rate Agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in New York City or in the country of issue of the currency or currency unit in question, or such other quotations as the Exchange Rate Agent shall deem appropriate. If there is more than one market for dealing in any currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such currency or currency unit will be that upon which a non-resident issuer of securities designated in such currency or currency unit would, as determined in its sole discretion and without liability on the part of the exchange rate agent, purchase such currency or currency unit in order to make payments in respect of such securities.

The “Specified Amount” of a Component Currency means the number of units (including decimals) which such Component Currency represented in the relevant currency unit, on the Conversion Date or the Substitute Currency Valuation Date or the last date the currency unit was so used, whichever is later. If after such date the official unit of any Component Currency is altered by way of combination or subdivision, the Specified Amount of such Component Currency will be divided or multiplied in the same proportion. If after such date two or more Component Currencies are consolidated into a single currency, the respective Specified Amounts of such Component Currencies will be replaced by an amount in such single currency equal to the sum of the respective Specified Amounts of such consolidated Component Currencies expressed in such single currency, and such amount will thereafter be a Specified Amount and such single currency will thereafter be a Component Currency. If after such date any Component Currency will be divided into two or more currencies, the Specified Amount of such Component Currency will be replaced by Specified Amounts of such two or more currencies, the sum of which, at the Market Exchange Rate of such two or more currencies on the date of such replacement, will be equal to the Specified Amount of such former Component Currency and such amounts will thereafter be Specified Amounts and such currencies will thereafter be Component Currencies.

The “Exchange Rate Agent” shall be Deutsche Bank AG, London Branch, unless otherwise indicated on the face hereof.

All determinations referred to above made by, or on behalf of, the Issuer or by, or on behalf of, the Exchange Rate Agent shall be at such entity’s sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holder of this Note and coupons.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest, if any, on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of this Note. If this Note is listed on the London Stock Exchange plc and such exchange so requires, the Issuer shall maintain a Paying Agent in London. If any European Union Directive on the taxation of savings comes into force, the Issuer will, to the extent possible as a matter of law, maintain a Paying Agent in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places outside the United States (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the Holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

No provision of this Note or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the amount of cash, or other property, as determined in accordance with the provisions set forth on the face of this Note due with respect to the principal of, premium, if any, and interest, if any, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered Holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest, if any, on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Senior Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York, except as may be required by mandatory provisions of law.

As used herein:

(a) the term “Beneficial Owner” shall mean the beneficial owners of this Note (and any interest therein);

(b) the term “Business Day” means, unless otherwise provided on the face of this Note, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in The City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in U.S. dollars are not conducted in The City of New York or London, England; and, in addition, (x) for Notes having a Specified Currency other than U.S. dollars only, other than Notes denominated in euro, any day that in the principal financial center of the country of the specified currency is not a day on which banking institutions generally are authorized or obligated by law, regulation or executive order to close; and (y) for notes denominated in euro, a day on which TARGET2 is operating;

(c) the term “competent resolution authority” means any authority with the ability to exercise a Resolution Measure;

(d) “New York Business Day” means, unless otherwise provided on the face of this Note, any day other than a day that (i) is a Saturday or Sunday or (ii) is a day on which banking institutions generally in The City of New York are authorized or obligated by law, regulation or executive order to close.

(e) the term “Notices” refers to notices to the Holders of the Notes at each Holder’s address as that address appears in the register for the Notes by first class mail, postage prepaid, and to be given by publication in an authorized newspaper in the English language and of general circulation in the Borough of Manhattan, The City of New York, and London or, if publication in London is not practical, in an English language newspaper with general circulation in Western Europe; provided that notice may be made, at the option of the Issuer, through the customary notice provisions of the clearing system or systems through which beneficial interests in this Note are owned. Such Notices will be deemed to have been given on the date of such publication (or other transmission, as applicable), or if published in such newspapers on different dates, on the date of the first such publication;

(f) the term “TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer System; and

(g) the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

All other terms used in this Note which are defined in the Senior Indenture and not otherwise defined herein shall have the meanings assigned to them in the Senior Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common
TEN ENT	–	as tenants by the entireties
JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –		Custodian
	(Minor)		(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

(Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the Holder elects to have repaid:                     ; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):

Dated:	NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.

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